Our File No. 23417-6 /D/WLM/670186.1

January 13, 2005

Heartland Oil and Gas Corp.
1925 - 200 Burrard Street
Vancouver, BC V6C 3L6

Attention: Mr. Richard Luke Coglon
President

Dear Sirs:

Re: Common Stock of Heartland Oil and Gas Corp. Registered on Form SB-2

We have acted as counsel to Heartland Oil and Gas Corp., a Nevada corporation (the "Company"), in connection with the filing of a registration statement on Form SB-2 (the "Registration Statement") in regards to the registration under the Securities Act of 1933, as amended, of up to 4,411,765 shares of the Company's common stock for resale by certain selling stockholders named in the Registration Statement. As further described in the Registration Statement, filed on January 13, 2005, the Company is registering for resale:

    3,529,412 shares of our common stock (the "Financing Shares") which may be issued upon the conversion of Series B Convertible Preferred Stock, which were issued on September 30, 2004 in a private placement; and

    882,353 shares of our common stock (the "Registration Rights Shares") which may be issued pursuant to the terms of a Registration Rights Agreement.

We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

(i) the Financing Shares have been duly authorized and, if and when issued upon the conversion of the Series B Convertible Preferred Stock in accordance with their terms, will be duly and validly authorized and issued, fully paid and non-assessable; and

(ii) the Registration Rights Shares have been duly authorized and, if and when issued will be duly and validly authorized and issued, fully paid and non-assessable.

2

We are familiar with the General Corporation Law of the State of Nevada (the "NGCL") as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the NGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK, WILSON

Per:

/s/ Clark, Wilson

WLM/mll